TRANSTECH INDUSTRIES, INC.
                        AND SUBSIDIARIES

       EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER SHARE
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
                                        For the Nine Months Ended
                                              September 30,
                                          1995            1994
PRIMARY:

Weighted average common shares
  outstanding                          2,829,090       2,829,090
Dilutive effect of common stock
  equivalents                              -               -
                                       2,829,090       2,829,090

INCOME (LOSS) FROM CONTINUING
  OPERATIONS                             $(.12)          $(.60)

DISCONTINUED OPERATIONS:

Income (loss) from operations, net
  of taxes (credits)                       .07             .50

Gain (loss) on disposal of
  discontinued operations                 (.31)             -

NET INCOME (LOSS) per common
  and common equivalent share            $(.31)          $(.10)

FULLY DILUTED*

* For the nine months ended September 30, 1995 and 1994, fully diluted earnings per share did not differ significantly from primary earnings per share and therefore is not presented.

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